Exhibit 5

OPINION AND CONSENT OF BUTZEL LONG, a professional corporation

June 20, 2012

ISC8 Inc.

3001 Red Hill Avenue

Costa Mesa, CA 92626

Re:	Form S-8 Registration Statement for 29,392,830 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to ISC Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and resale of up to 29,392,830 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”), pursuant to the ISC8 Inc. 401(k) and Stock Bonus Plan (the “Plan”), consisting of: (i) 9,392,830 Shares previously issued under the Plan; and (ii) 20,000,000 Shares to be issued under the Plan in the future.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Act.

In connection with this opinion, we have examined and relied upon such documents and records of the Company, such certifications or representations as to factual matters of public officials and officers of the Company, and such other documents, matters of fact or questions of law, in each case as we have deemed necessary or appropriate for the purposes of the opinion rendered below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies and the genuineness of all signatures; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that all individuals executing and delivering documents had the legal capacity as individuals to so execute and deliver.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment for them in accordance with the terms of the Plan, any agreements under it and the Registration Statement, the Shares have been or will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Michigan and the General Corporation Law of the State of Delaware. We express no opinion concerning any other laws.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated under it, or Item 509 of Regulation S-K.

This opinion letter is rendered as of its date and we disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after its date and which may alter, affect or modify the opinion expressed above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

BUTZEL LONG,

a professional corporation

/s/ Butzel Long